                                                               Exhibit 11


                STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                -----------------------------------------------

                                           Fiscal year ended
                            -----------------------------------------------
                             March 27, 1998  March 28, 1997  March 29, 1996
                             --------------  --------------  --------------
BASIC
-----
Average shares outstanding      18,219,000     17,910,000      17,860,000
                               ===========    ===========     ===========

     Net income                $36,803,000    $24,656,000     $19,766,000
                               ===========    ===========     ===========

     Net income per share      $      2.02    $      1.38     $      1.11
                               ===========    ===========     ===========

DILUTED
-------
Average shares outstanding      18,219,000     17,910,000      17,860,000

Net effect of dilutive stock
  options - based on the
  treasury stock method using
  average market price             254,000        316,000         284,000
                               ===========    ===========     ===========


           TOTAL                18,473,000    18,226,000       18,144,000
                               ===========   ===========      ===========

     Net income                $36,803,000   $24,656,000      $19,766,000
                               ===========   ===========      ===========

     Net income per share      $      1.99   $      1.36      $      1.09
                               ===========   ===========      ===========


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